UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 11, 2018
Date of Report (Date of earliest event reported)

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events

On May 11, 2018, FS NSW Project No 1 Finco Pty Ltd, a limited liability project financing company organized and existing under the laws of Australia and an indirect wholly-owned subsidiary of First Solar, Inc., entered into a term loan agreement with MUFG Bank, Ltd.; Société Générale, Hong Kong Branch; and Mizuho Bank, Ltd. (the “Credit Facility”). The Credit Facility provides for aggregate borrowings of up to AUD 151.0 million ($113 million) and has been entered into for the development and construction of a photovoltaic power plant of up to 87 MWAC located in New South Wales, Australia.

The Credit Facility consists of an AUD 140.0 million ($105 million) construction loan facility, an AUD 7.0 million ($5 million) goods and service tax facility (“GST facility”) to fund certain taxes associated with the construction of the project, and an AUD 4.0 million ($3 million) letter of credit facility. The construction loan facility bears interest at 1-month Bank Bill Swap Bid Rate (“BBSY”) plus 1.55%, the GST facility bears interest at 1-month BBSY plus 1.00%, and the letter of credit facility bears interest at 1.10%. Interest on the construction loan facility and the GST facility is payable monthly, and interest on the letter of credit facility is payable quarterly. Upon completion of the project’s construction, the construction loan facility will convert to a term loan facility, which bears interest at 3-month BBSY plus 1.45%, payable quarterly. The term loan facility matures in May 2023, and the GST facility matures in May 2020. The Credit Facility is secured by pledges of the borrower’s assets, accounts, material project documents, and by the equity interests in the entity. The Credit Facility contains customary representations and warranties, covenants, and events of default for comparable construction loan facilities in Australia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: May 11, 2018	By:	/s/ PAUL KALETA
	Name:	Paul Kaleta
	Title:	Executive Vice President, General Counsel and Secretary